AlTi Global Announces Chief Financial Officer Succession
to Support Next Phase of Growth

NEW YORK, NY, June 25, 2026 – As AlTi Global, Inc. (“AlTi” or the “Company”) (NASDAQ: ALTI) continues to execute its long-term strategy and strengthen its position as a leading global wealth manager, the Company today announced that Patrick Keenan has been appointed Chief Financial Officer from his current role of Deputy Chief Financial Officer, effective July 1, 2026. This is a long-planned internal leadership transition designed to support AlTi’s next phase of growth.

Patrick Keenan has played an important role in shaping the Company’s financial strategy and operational discipline, and brings deep knowledge of AlTi’s business, clients and long-term ambitions. Having successfully delivered the core priorities of his mandate ahead of schedule, including strengthening the firm’s financial foundation and helping position the business for its next phase of growth, Mike Harrington has decided to retire.

Nancy Curtin, CEO of AlTi, said: “Patrick’s appointment reflects both the strength of our internal leadership bench and our confidence in AlTi’s future. Patrick brings deep knowledge of our business, a strong strategic and financial perspective, and a clear understanding of how we continue to create long-term value for clients and shareholders.”

“On behalf of the entire Board and leadership team, I would like to thank Mike Harrington for his accomplishments in establishing the strong financial foundation that positions AlTi for its next chapter, and we wish him well in retirement following this successful transition.”

Tim Keaney, Chair of the Board of AlTi added, “The Board approached this transition with a focus on continuity, long-term leadership and the needs of the business as AlTi continues to evolve. Patrick emerged as the right leader to help guide the Company through its next phase.”

Patrick will report to President and Chief Operating Officer Kevin Moran.

Additional Details

Patrick Keenan is a strategic finance leader with expertise spanning financial strategy, capital markets, SEC reporting and operational leadership.
He has played a significant role in shaping strategic initiatives, advising on M&A and financing activity, and strengthening financial and reporting disciplines across complex organizations. He holds deep expertise in U.S. GAAP, SEC reporting and technical accounting, combined with a strong track record of partnering with business leaders to support growth and long-term value creation.
Patrick has held senior strategic finance roles within AlTi for more than four years. Prior to that, he served in a senior finance and accounting leadership position at Aflac Global Investments. Earlier in his career, he held roles at Deloitte and Ernst & Young, where he advised global financial services firms on financial transformation, IPO readiness and complex transactions.
Patrick is a Certified Public Accountant and holds degrees in Accounting and Finance from Villanova University.

About AlTi Global, Inc.

AlTi is a global wealth and investment partner to families, foundations and institutions, helping clients activate capital with clarity, bring structure to complexity, and plan with purpose across borders and generations. AlTi combines the breadth of a global firm with the service offering of a family office to deliver solutions designed to meet the full complexity of wealth and capital. We currently manage or advise on approximately $90 billion in combined assets and have an expansive network of approximately 490 professionals globally. For more information, please visit www.alti-global.com.

Contacts
Investor Relations:
investor@alti-global.com

Media Relations:
Emily Roy, Prosek Partners
pro-alti@prosek.com